NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

NELNET LOGO

                                FINAL TERM SHEET

                                 $2,437,500,000

                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2007-1

                                 ISSUING ENTITY


NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
           DEPOSITOR                        MASTER SERVICER AND ADMINISTRATOR

                                   NELNET, INC.
                                     SPONSOR

                Notes are being offered in the following classes:

                    ORIGINAL                     PRICE
                    PRINCIPAL                      TO   UNDERWRITING   PROCEEDS TO    FINAL MATURITY
                     AMOUNT      INTEREST RATE   PUBLIC   DISCOUNT     THE TRUST(1)        DATE
                     ------      -------------   ------   --------     ------------        ----
CLASS A-1 NOTES  $1,088,000,000   3-month LIBOR    100%    0.170%    $1,086,150,400  November 27, 2018
                                   plus 0.01%
CLASS A-2 NOTES    $387,000,000   3-month LIBOR    100%    0.190%      $386,264,700    August 25, 2021
                                   plus 0.05%
CLASS A-3 NOTES    $383,000,000   3-month LIBOR    100%    0.213%      $382,185,113      May 27, 2025
                                   plus 0.07%
CLASS A-4 NOTES    $506,375,000   3-month LIBOR    100%    0.250%      $505,109,062    August 27, 2036
                                   plus 0.11%
CLASS B-1 NOTES     $43,500,000   3-month LIBOR    100%    0.370%       $43,339,050    August 25, 2037
                                   plus 0.15%
CLASS B-2 NOTES     $29,625,000   Auction Rate     100%    0.180%       $29,571,675    August 25, 2037
                 --------------                                      --------------
        TOTAL    $2,437,500,000                                      $2,432,620,000

--------------------
(1)     Before deducting certain costs of issuing the notes estimated to be
        $1,010,545.

           The notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in the related prospectus supplement and prospectus consisting primarily of student loans originated under the Federal Family Education Loan Program. They are not obligations of Nelnet, Inc., the Depositor, the Administrator or any of their affiliates.


           This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS FREE-WRITING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about May 22, 2006.

                          JOINT BOOK-RUNNING MANAGERS

 CREDIT SUISSE             DEUTSCHE BANK SECURITIES                     JPMORGAN

                                   CO-MANAGERS
CITI
   NELNET CAPITAL, LLC
           RBC CAPITAL MARKETS
                          RBS GREENWICH CAPITAL
                                           SOCIETE GENERALE
                                                      SUNTRUST ROBINSON HUMPHREY
                                  MAY 15, 2007